EX-99.1 Press Release
Pennant Announces Agreement to Purchase the Assets of Signature Healthcare at Home

EAGLE, Idaho, July 11, 2024 (GLOBE NEWSWIRE) -- The Pennant Group, Inc. (NASDAQ: PNTG), the parent company of the Pennant group of affiliated home health, hospice and senior living companies, announced today that it has entered into asset purchase agreements to acquire assets of certain affiliates of Signature Healthcare at Home (“Signature”) for a combined purchase price of $80,000,000.

Signature is a key provider of home health and hospice services in the Pacific Northwest, with multiple locations throughout Oregon, Washington and Idaho. Signature employs a team of over 650 dedicated home health and hospice staff, with annual revenue of approximately $75 million, home health admissions of over 12,000, and an average daily hospice census of over 300, each over the trailing twelve months.

Pennant’s agreement to purchase the Signature assets is reflected in two separate purchase agreements, each subject to customary closing conditions and regulatory approvals. The purchase of the Washington and Idaho assets is anticipated to close on August 1, 2024, while the purchase of the Oregon assets is anticipated to close January 1, 2025. The final purchase price is subject to certain adjustment based on potential changes in the business between signing and closing of the agreements.

The acquisition will add to Pennant’s existing strength in the region while building out Pennant’s operational footprint. In Washington—a certificate of need state—Signature’s locations in Bellingham, Burlington, Everett and Federal Way will complement Pennant’s existing operations along the I-5 corridor. In Oregon, where Pennant operates in Portland and Grants Pass, the purchase will add seven locations in key population centers across the state. And in Idaho, Signature’s operations in Nampa and Payette will reinforce Pennant’s leading position in Southwest Idaho.

“This is a significant acquisition in Pennant’s history,” said Brent Guerisoli, Pennant's Chief Executive Officer. “We are excited to make this investment because of the quality of Signature’s people and operations. Its locations, its philosophy, and its culture are a perfect complement to our existing operations in the Pacific Northwest,” continued Mr. Guerisoli. “A key tenet of Pennant’s disciplined growth strategy is that we make acquisitions from a foundation of strength, where we have solid existing leaders and well-performing operations. This deal is a great example of that, and it will provide opportunities for current and future operators within the Signature footprint to become C-level leaders in Pennant.”

Mary Kofstad, President of Signature Healthcare at Home, added: “After twenty-five years of serving communities across the Pacific Northwest, we are excited to be acquired by Pennant. The match between our companies could not be better in terms of our shared commitment to the mission of enhancing the lives of those we serve, our similar core values, and our focus on the growth and development of our leadership and clinical teams. This transition represents significant professional and personal growth opportunities for our Signature colleagues, whose inspiring dedication and work ethic have made us who we are, and who will continue to write new chapters in the Signature story with the additional support and resources provided by the Pennant Group.”

"We have known Signature and its leaders for years, including through the acquisition of their Northern Utah and Eastern Idaho locations several years ago. We have great respect for the talented team they have built and its impact on many communities across Oregon and Washington that we don’t currently serve," said John Gochnour, Pennant’s President and Chief Operating Officer. “As we transition these operations into the Pennant fold, we are pleased to deepen our presence in these key states and to provide Signature’s leaders and staff the opportunity to benefit from our innovative operating model and leadership development programs, while also implementing clinical and operational best practices that will benefit patients and their communities.”

Mr. Gochnour reiterated that Pennant will continue to pursue opportunities for growth in the home health, hospice and senior living industries, targeting strategic and underperforming operations of all sizes.

About Pennant:

The Pennant Group, Inc. is a holding company of independent operating subsidiaries that provide healthcare services through 117 home health and hospice agencies and 54 senior living communities located throughout Arizona, California, Colorado, Idaho, Montana, Nevada, Oklahoma, Oregon, Texas, Utah, Washington, Wisconsin and Wyoming. Each of these businesses is operated by a separate, independent operating subsidiary that has its own management, employees and assets. References herein to the consolidated "company" and "its" assets and activities, as well as the use of the terms "we," "us," "its" and similar verbiage, are not meant to imply that The Pennant Group, Inc. has direct operating assets, employees or revenue, or that any of the home health and hospice businesses, senior living communities or the Service Center are operated by the same entity. More information about Pennant is available at www.pennantgroup.com.

Contact Information

The Pennant Group, Inc.
(208) 506-6100
ir@pennantgroup.com

SOURCE: The Pennant Group, Inc.